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                                                                   Exhibit 10


                                                        FOR IMMEDIATE RELEASE
                                                        ---------------------


                     ZENITH ANNOUNCES THIRD-QUARTER PROFIT

                     -------------------------------------

               Major Cost Reductions Help Offset Sales Decline,
                  Contribute to Improvements from First Half



GLENVIEW, Ill., Oct. 19, 1995 -- Zenith Electronics Corporation today reported a third-quarter 1995 profit of $1.8 million or 4 cents per share, compared with a profit of $9.4 million, or 21 cents per share, in the third quarter of 1994.
Results for both periods included one-time, non-recurring items: a $7.5 million tax refund and a $0.8 million gain on asset sales in the 1995 quarter, compared with a $5.5 million gain on property sales in the 1994 quarter.

     The third-quarter profit represents a substantial improvement from Zenith's net loss of $69.6 million in the seasonally-weaker first half of the year, the company said.

     Major cost reductions from re-engineering programs and reduced cycle times, including new initiatives launched in the third quarter, helped offset the effect of lower sales, lower prices and higher material costs compared with the third quarter of 1994. The devaluation of the Mexican peso also had a positive impact on costs again in the third quarter of this year.

     Third-quarter sales were $332 million in 1995 and $419 million in 1994.
Despite this 20 percent decline in overall dollar sales, the domestic market share of Zenith-brand direct-view color TV was relatively constant with the third quarter last year. The sales decline reflected a variety of factors including lower selling prices, very soft direct-view color television domestic industry conditions, reduced VCR revenues and significantly lower color TV unit sales in Mexico.
(MORE)
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                                                                          -2-


     Sales of Network Systems products -- set-top boxes and data modems sold primarily to the cable TV industry -- were essentially unchanged from the third quarter of 1994. In the third quarter, Zenith announced a multi-million-dollar agreement with "Mega TV" to provide as many as 200,000 wireless cable decoders for Malaysia's new pay TV operation over the next six months.

     Total sales in the first nine months of 1995 were $879 million, compared with $1,015 million in the first nine months of 1994. Zenith reported a net loss of $67.8 million, or $1.46 per share in the first nine months of 1995, compared with a nine-month 1994 loss of $10.9 million, or 21 cents per share. Nine-month
1995 results include the $7.5 million tax refund and the $0.8 million gain on asset sales in the third quarter and $18.0 million in special charges for severance and other non-recurring items in the second quarter. The 1994 nine-month period included asset sales of $6.9 million.

     The third quarter was marked by major progress in high-definition television (HDTV) and related digital TV technologies developed by Zenith and other members of the "Digital HDTV Grand Alliance." The final rounds of laboratory and field tests of the Grand Alliance system have been successfully completed, representing some of the last steps in the eight-year technical evaluation process conducted by the Federal Communications Commission (FCC)
Advisory Committee on Advanced Television Service (ACATS). Next month, the
ACATS is expected to recommend that the FCC adopt the Grand Alliance system
(including Zenith-developed digital transmission technology) as the new U.S.
digital television broadcast standard.

                                                                         (MORE)
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                                                                          -3-


     Also next month, the transaction under which LG Electronics Inc. (formerly
Goldstar Co. Ltd.) will acquire 57.7 percent of the outstanding shares of Zenith common stock through a tender offer and a direct investment in Zenith is scheduled to be completed. The $351 million transaction, announced in July, is subject to Zenith shareholder approval, as well as the successful completion of the tender offer. Zenith has scheduled its special shareholders' meeting to vote on the transaction for Nov. 7. All required government approvals have been obtained.


                                     -30-

MEDIA CONTACT:                    John Taylor (708) 391-8181
INVESTOR CONTACT:                 Bill McNitt (708) 391-7713
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
                                                  ZENITH ELECTRONICS CORPORATION
                                               STATEMENT OF CONSOLIDATED OPERATIONS
                                              (In millions, except per share amounts)
                                                            (Unaudited)


                                                      Three Months Ended                  Nine Months Ended
                                                  --------------------------          --------------------------
                                                  Sept. 30,          Oct. 1,          Sept. 30,          Oct. 1,
                                                    1995              1994              1995              1994
                                                  ---------          -------          ---------          -------

Net sales                                            $332.5           $419.4             $879.2         $1,015.5
                                                     ------           ------             ------         --------

Costs, expenses and other:
  Cost of products sold                               303.1            382.3              828.2            928.7
  Selling, general and administrative                  28.9             28.6               80.2             78.4
  Engineering and research                             10.7             11.2               34.2             34.0
  Other operating expenses (income), net               (9.2)           (10.8)             (19.6)           (18.9)
  Restructuring and other charges                        --               --               18.0               --
                                                     ------           ------             ------         --------

Operating income (loss)                                (1.0)             8.1              (61.8)            (6.7)
Gain on asset sales, net                                 .8              5.5                 .8              6.9
Interest expense                                       (5.7)            (4.7)             (15.1)           (11.8)
Interest income                                          .2               .2                 .6               .4
                                                     ------           ------             ------         --------

Income (loss) before income taxes                      (5.7)             9.1              (75.5)           (11.2)
Income taxes (credit)                                  (7.5)             (.3)              (7.7)             (.3)
                                                     ------           ------             ------         --------

Net income (loss)                                    $  1.8           $  9.4             $(67.8)        $  (10.9)
                                                     ======           ======             ======         ========

Net income (loss) per common share                   $  .04           $  .21             $(1.46)        $   (.27)
                                                     ======           ======             ======         ========

Weighted average shares outstanding                    46.9             44.0               46.5             41.0